Exhibit 23.7

CONSENT

We hereby consent to (i) the inclusion of our opinion letter, dated October 31, 2003, to the board of directors of SICOR Inc. as Annex B to the proxy statement/prospectus forming part of this Amendment No. 1 to registration statement on Form F-4, and (ii) references made to our firm and such opinion in such proxy statement/prospectus under the captions entitled “Summary—Bear, Stearns & Co. Inc rendered an opinion, dated October 31, 2003, that the merger consideration is fair from a financial point of view to SICOR stockholders,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the SICOR Board; Reasons for the Merger” and “The Merger—Opinion of Bear Stearns.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and we do not admit that we are experts with respect to any part of the registration statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

BEAR, STEARNS & CO. INC.

By:	/S/ KEVIN P. CLARKE

Title: Senior Managing Director

December 11, 2003